Exhibit 4.6

SECURITY AGREEMENT

     THIS SECURITY AGREEMENT (this “Agreement”) dated as of December 21, 2001 is among THE MIDDLEBY CORPORATION (the “Parent”), MIDDLEBY MARSHALL INC. (the “Borrower”), each subsidiary of the Borrower listed on the signature pages hereof, each other person or entity which from time to time becomes a party hereto (collectively, including the Parent and the Borrower, the “Debtors” and individually each a “Debtor”) and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as Administrative Agent (as defined below) for the Lenders (as defined below).

W I T N E S S E T H:

     WHEREAS, the Parent, the Borrower, various financial institutions (the “Lenders”) and Bank of America, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), have entered into a Credit Agreement dated as of December 21, 2001 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

     WHEREAS, the Parent has guaranteed all of the obligations of the Borrower under or in connection with the Credit Agreement and certain hedging obligations pursuant to the guaranty of the Parent set forth in Section 13 of the Credit Agreement, and each other Debtor other than the Borrower has guaranteed all obligations of the Borrower under or in connection with the Credit Agreement and certain hedging obligations pursuant to a Subsidiary Guaranty dated as of December 21, 2001 (the “Subsidiary Guaranty”); and

     WHEREAS, the obligations of the Borrower and the Parent under the Loan Documents (as defined in the Credit Agreement) and the obligations of each other Debtor under the Subsidiary Guaranty are to be secured pursuant to this Agreement;

     NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. When used herein, (a) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commodity Account, Commodity Contract, Deposit Account, Document, Equipment, Fixture, Goods, Instrument, Inventory, Investment Property, Security, Security Entitlement, Securities Account and Uncertificated Security shall have the respective meanings assigned to such terms in the UCC (as defined below), (b) capitalized terms used but not defined have the meanings assigned to such terms in the Credit Agreement and (c) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms): 1.

     Administrative Agent — see the recitals.

     Agreement — see the introductory paragraph.

     Assignee Deposit Account — see Section 4.

     Bank of America — see the introductory paragraph.

     Borrower — see the introductory paragraph.

     Collateral — see Section 2.

     Computer Hardware and Software means, with respect to any Debtor, (i) all computer and other electronic data processing hardware, whether now or hereafter owned, licensed or leased by such Debtor, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware; (ii) all software programs, whether now or hereafter owned, licensed or leased by such Debtor, designed for use on the computers and electronic data processing hardware described in clause (i) above, including, without limitation, all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) all firmware associated therewith, whether now or hereafter owned, licensed or leased by such Debtor; (iv) all rights with respect thereto, including, without limitation, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing; and (v) all documentation for such hardware, software and firmware described in the preceding clauses (i), (ii) and (iii), whether now or hereafter owned, licensed or leased by such Debtor, including, without limitation, flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

     Costs and Expenses means, with respect to any Debtor, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent in connection with (i) the execution, delivery and performance of this Agreement by such Debtor, (ii) protecting, preserving or maintaining any Collateral of such Debtor, (iii) collecting the Liabilities of such Debtor, and (iv) enforcing any rights of the Administrative Agent hereunder in respect of the Collateral of such Debtor.

     Credit Agreement — see the recitals.

     Debtor — see the introductory paragraph.

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     Default means the occurrence of any of the following events: (i) any Unmatured Event of Default under Section 12.1.3 of the Credit Agreement with respect to the Parent or the Borrower, (ii) any Event of Default or (iii) any warranty of any Debtor herein is untrue or misleading in any material respect and, as a result thereof, the Administrative Agent’s security interest in any material portion of the Collateral (of all Debtors taken as a whole) is not perfected or the Administrative Agent’s rights and remedies with respect to any material portion of the Collateral of all Debtors (taken as a whole) is materially impaired or otherwise materially adversely affected.

     General Intangibles means, with respect to any Debtor, all of such Debtor’s “general intangibles” as defined in the UCC and, in any event, includes (without limitation) all of such Debtor’s licenses, franchises, tax refund claims, guarantee claims, security interests and rights to indemnification.

     Intellectual Property means all of the following, whether now owned or hereafter acquired: trade secrets and other proprietary information; customer lists; trademarks, service marks, business names, trade names, designs, logos, indicia, and/or other source and/or business identifiers and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including, without limitation, copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world; inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; mask works, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

     Lender Party means each Lender and any Affiliate of such Lender which is a party to a Hedging Agreement with the Borrower.

     Lenders — see the recitals.

     Liabilities means (a) with respect to the Borrower, (i) all obligations of the Borrower under or in connection with the Credit Agreement or any other Loan Documents (including this Agreement) and (ii) all Hedging Obligations of the Borrower to any Lender Party, (b) with respect to the Parent, all obligations of the Parent under or in connection with the Credit Agreement or any other Loan Document (including this Agreement) and (c) with respect to any other Debtor, all obligations of such Debtor under or in connection with the Subsidiary Guaranty, as the same may be amended, modified, extended or renewed from time to time.

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     Non-Tangible Collateral means, with respect to any Debtor, collectively, such Debtor’s Accounts and General Intangibles.

     Parent — see the introductory paragraph.

     Permitted Liens — see Section 3.

     Subsidiary Guaranty — see the recitals.

     UCC means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

     1. Grant of Security Interest. As security for the payment and performance of all Liabilities, each Debtor hereby assigns, pledges and conveys to the Administrative Agent for the benefit of the Lender Parties, and grants to the Administrative Agent for the benefit of the Lender Parties a continuing security interest in, all of such Debtor’s right, title, and interest in the following, whether now or hereafter existing or acquired:

(1)	Accounts;

(2)	Chattel Paper;

(3)	Computer Hardware and Software;

(4)	Deposit Accounts;

(5)	Documents;

(6)	General Intangibles;

(7)	Goods (including, without limitation, all its Equipment, Fixtures and Inventory), together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(8)	Instruments;

(9)	Intellectual Property;

(10)	Investment Property (including Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts);

(11)	money (of every jurisdiction whatsoever); and

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(12)	to the extent not included in the foregoing, other personal property of any kind or description;

together with all of such Debtor’s right, title and interest in all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to any of the foregoing, all claims and/or insurance proceeds arising out of the loss, nonconformity or any interference with the use of, or any defects or infringements of rights in, or damage to, any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing.

     All of the foregoing are herein collectively called the “Collateral”.

     Notwithstanding the foregoing, “Collateral” shall not include any general intangible or other right arising under any contract, instrument, license or other document to the extent (but only to the extent) that the grant of a security interest would (x) result in a breach of the terms of, or constitute a default under, such contract, instrument, license or other document (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407 or 9-408 or any successor provision of the Uniform Commercial Code or any relevant jurisdiction or any other applicable law) unless and until any required consent shall have been obtained (provided that each Debtor agrees to use commercially reasonable efforts to obtain any such required consent) or (y) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder pursuant to a valid and enforceable provision (provided that each Debtor agrees to use commercially reasonable efforts to obtain the waiver of each such right).

     2. Warranties. Each Debtor warrants that: (i) no financing statement (other than any which may have been filed on behalf of the Administrative Agent or in connection with Permitted Liens (as defined below) and any financing statement filed as a precautionary filing in connection with an operating lease) covering any of the Collateral is on file in any public office; (ii) such Debtor is the lawful owner of all Collateral, free of all liens and claims whatsoever, other than the security interest hereunder and liens and claims expressly permitted by the Credit Agreement (“Permitted Liens”), with full power and authority to execute this Agreement and perform such Debtor’s obligations hereunder, and to subject the Collateral to the security interest hereunder; (iii) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Debtor to the Administrative Agent or any Lender Party and all other written information heretofore or hereafter furnished by such Debtor to the Administrative Agent or any Lender Party in connection with the Credit Agreement will be true and correct in all material respects as of the date furnished; (iv) such Debtor’s true legal name as registered in the jurisdiction in which such Debtor is organized or incorporated, jurisdiction of organization or incorporation, federal employer identification number, organizational identification number, if any, as designated by the state of its organization or incorporation, chief executive office and principal place of business, in each case as of the date hereof, are as set forth on Schedule I hereto (and such Debtor has not maintained its chief executive office and principal place of business at any other location at any time after May 31, 2001 through and including the date hereof); (v) each other location where such Debtor maintains a place of business or has any Goods, in each case as of the date hereof, is set forth on Schedule II hereto; (vi) except as disclosed on Schedule III, as of the date of this Agreement such Debtor is not known, and during the five years preceding the date hereof has not previously been known, by any trade name; (vii) except as disclosed on Schedule III, during the five years preceding the date hereof such Debtor has not been known by any legal name different from the one set forth on the signature page of this Agreement nor has such Debtor been the subject of any merger or other corporate reorganization; and (viii) Schedule IV hereto contains a complete listing of all of such Debtor’s Intellectual Property which has been registered under any registration statute.

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     3. Collections, etc. Until such time during the existence of a Default as the Administrative Agent shall notify such Debtor of the revocation of such power and authority, each Debtor (a) may, in the ordinary course of its business, at its own expense, sell, lease or furnish under contracts of service any of the Inventory normally held by such Debtor for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Debtor for such purpose, and use, in the ordinary course of its business (but subject to the terms of the Credit Agreement), the cash proceeds of Collateral and other money which constitutes Collateral, (b) will, at its own expense, endeavor to collect (in a manner consistent with past practice), as and when due, all amounts due under any of the Non-Tangible Collateral and (c) may grant, in the ordinary course of business, to any party obligated on any of the Non-Tangible Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Non-Tangible Collateral. The Administrative Agent, however, may, at any time that a Default exists, whether before or after any revocation of such power and authority or the maturity of any of the Liabilities, notify any parties obligated on any of the Non-Tangible Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and enforce collection of any of the Non-Tangible Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Administrative Agent during the existence of a Default, each Debtor will, at its own expense, notify any parties obligated on any of the Non-Tangible Collateral to make payment to the Administrative Agent for the benefit of the Lender Parties of any amounts due or to become due thereunder.

     Upon request by the Administrative Agent during the existence of a Default, each Debtor will forthwith, upon receipt, transmit and deliver to the Administrative Agent, in the form received, all cash, checks, drafts and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Administrative Agent) which may be received by such Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral. Except as the Administrative Agent may otherwise consent in writing, any such items which may be so received by any Debtor during the existence of a Default will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent. Each Debtor will comply with the terms and conditions of any consent given by the Administrative Agent pursuant to the foregoing sentence.

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     During the existence of a Default, all items or amounts which are delivered by any Debtor to the Administrative Agent on account of partial or full payment or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a deposit account (each an “Assignee Deposit Account”) of such Debtor maintained with the Administrative Agent, as security for payment of the Liabilities. No Debtor shall have any right to withdraw any funds deposited in the applicable Assignee Deposit Account. So long as a Default continues to exist, the Administrative Agent may, from time to time, in its discretion, and shall upon request of the applicable Debtor made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account, toward payment of the Liabilities, whether or not then due, in such order of application as the Administrative Agent may determine, and the Administrative Agent may, from time to time, in its discretion, release all or any of such balance to the applicable Debtor; provided that if such Default shall no longer exist, the Administrative Agent shall release the balance in the Assignee Deposit Account to the applicable Debtor.

     During the existence of a Default, the Administrative Agent is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any of the Collateral.

     4. Certificates, Schedules and Reports. Each Debtor will from time to time deliver to the Administrative Agent such schedules, certificates and reports respecting all or any of the Collateral at the time subject to the security interest hereunder, and the items or amounts received by such Debtor in full or partial payment of any of the Collateral, each as the Administrative Agent may reasonably request. Any such schedule, certificate or report shall be executed by a duly authorized officer of such Debtor and shall be in such form and detail as the Administrative Agent may reasonably specify. Each Debtor shall immediately notify the Administrative Agent of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods which is material to the Parent and its Subsidiaries taken as a whole, and such notice shall specify or reasonably estimate the amount of such loss or depreciation.

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     5. Agreements of the Debtors. Each Debtor (a) will, upon request of the Administrative Agent, execute such financing statements and other documents (and pay the cost of filing or recording the same in all public offices reasonably deemed appropriate by the Administrative Agent) and do such other acts and things (including, without limitation, delivery to the Administrative Agent of any Instruments or Certificated Securities which constitute Collateral), all as the Administrative Agent may from time to time reasonably request, to establish and maintain a valid security interest in the Collateral (free of all other liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Liabilities (and each Debtor hereby authorizes the Administrative Agent to file any financing statement without its signature, to the extent permitted by applicable law, and/or to file a copy of this Agreement as a financing statement in any jurisdiction); (b) will keep all its Inventory, and will not maintain any place of business at any location other than, in the United States; (c) will not change its state of organization or incorporation or its name, identity or corporate structure such that any financing statement filed to perfect the Administrative Agent’s interests under this Agreement would become seriously misleading, unless such Debtor shall have given the Administrative Agent not less than 30 days’ prior notice of such change (provided that this Section 6(c) shall not be deemed to authorize any change or transaction prohibited under the Credit Agreement); (d) will keep its records concerning the Non-Tangible Collateral in such a manner as will enable the Administrative Agent or its designees to determine at any time the status of the Non-Tangible Collateral; (e) will furnish the Administrative Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Administrative Agent may from time to time reasonably request; (f) will, subject to the terms of the Credit Agreement, permit the Administrative Agent and its designees, from time to time, on reasonable notice and at reasonable times and intervals during normal business hours (or at any time without notice during the existence of a Default) to inspect such Debtor’s Inventory and other Goods, and to inspect, audit and make copies of and extracts from all records and all other papers in the possession of such Debtor pertaining to the Collateral and the Account Debtors, and will, upon request of the Administrative Agent during the existence of a Default, deliver to the Administrative Agent all of such records and papers; (g) will, upon request of the Administrative Agent, stamp on its records concerning the Collateral and add on all Chattel Paper constituting a portion of the Collateral, a notation, in form satisfactory to the Administrative Agent, of the security interest of the Administrative Agent hereunder; (h) except as permitted by the Credit Agreement, will not sell, lease, assign or create or permit to exist any lien on or security interest in any Collateral other than Permitted Liens and liens and security interests in favor of the Administrative Agent; (i) will at all times keep all its Inventory and other Goods insured under policies maintained with reputable, financially sound insurance companies against loss, damage, theft and other risks to such extent as is customarily maintained by companies similarly situated, and cause all such policies to provide that loss thereunder shall be payable to the Administrative Agent as its interest may appear (it being understood that (A) so long as no Default shall be existing, the Administrative Agent shall deliver any proceeds of such insurance which may be received by it to such Debtor and (B) whenever a Default shall be existing, the Administrative Agent may apply any proceeds of such insurance which may be received by it toward payment of the Liabilities, whether or not due, in such order of application as the Administrative Agent may determine) and such policies or certificates thereof shall, if the Administrative Agent so requests, be deposited with or furnished to the Administrative Agent; (j) will take such actions as are reasonably necessary to keep its Inventory in good repair and condition, ordinary wear and tear excepted; (k) will take such actions as are reasonably necessary to keep its Equipment (other than obsolete Equipment) in good repair and condition and in good working or running order, ordinary wear and tear excepted; (l) will promptly pay when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, operation, possession, maintenance or use of its Equipment and other Goods (as applicable); provided, however, that such Debtor shall not be required to pay any such fee, tax, assessment or other charge if the validity thereof is being contested by such Debtor in good faith by appropriate proceedings, so long as forfeiture of any substantial part of its Equipment or other Goods will not result from the failure of such Debtor to pay any such fee, tax, assessment or other charge during the period of such contest; (m) will, upon reasonable request of the Administrative Agent, (i) cause to be noted on the applicable certificate, in the event any of its Equipment is covered by a certificate of title, the security interest of the Administrative Agent in the Equipment covered thereby and (ii) deliver all such certificates to the Administrative Agent or its designees; (n) will take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral; (o) will keep all of the tangible Collateral, Deposit Accounts and Investment Property in the continental United States; and (p) will, promptly upon any Responsible Officer of such Debtor obtaining knowledge that such Debtor has acquired a commercial tort claim (as defined in Section 9-102 of the UCC) in excess of $50,000, immediately notify the Administrative Agent in a writing signed by such Debtor of the details thereof and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

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     Each Debtor hereby authorizes the filing of any financing statement, continuation statement, and amendment to financing statement in any jurisdiction and with any filing office as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Administrative Agent hereunder or in connection herewith. Any such financing statement or amendment may describe the Collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith, or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Administrative Agent hereunder or in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property”, whether now owned or hereafter acquired.

     Any expenses incurred in protecting, preserving and maintaining any Collateral shall be borne by the applicable Debtor. Whenever a Default shall be existing, the Administrative Agent shall have the right to bring suit to enforce any or all of the Intellectual Property or licenses thereunder, in which event the applicable Debtor shall at the request of the Administrative Agent do any and all lawful acts and execute any and all proper documents required by the Administrative Agent in aid of such enforcement and such Debtor shall promptly, upon demand, reimburse and indemnify the Administrative Agent for all reasonable costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6, except to the extent any of the foregoing result from the gross negligence or willful misconduct of the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent shall have no obligations or liabilities regarding the Collateral or any thereof by reason of, or arising out of, this Agreement.

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     6. Default. (a) Whenever a Default exists, the Administrative Agent may exercise from time to time any rights and remedies available to it under the UCC, under any other applicable law and in the subsections set forth below in this Section 7.

     (b) Each Debtor agrees, in case of Default, (i) to assemble, at its expense, all its Inventory and other Goods (other than Fixtures) at a convenient place or places acceptable to the Administrative Agent, and (ii) at the Administrative Agent’s request, to execute all such documents and do all such other things which may be necessary in order to enable the Administrative Agent or its nominee to be registered as owner of the Intellectual Property with any competent registration authority.

     (c) Each Debtor hereby agrees and acknowledges that (i) with respect to Collateral that is: (A) perishable or threatens to decline speedily in value or (B) is of a type customarily sold on a recognized market (including Investment Property), no notice of disposition need be given; and (ii) with respect to Collateral not described in clause (i) above, notification sent after default and ten days before any proposed disposition provides notice with a reasonable time before disposition.

     (d) Each Debtor hereby agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Computer Hardware and Software or Intellectual Property may be by lease or license of, in addition to the sale of, such Collateral. Each Debtor further agrees and acknowledges that a disposition (i) made in the usual manner on any recognized market, (ii) at the price current in any recognized market at the time of disposition or (iii) in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition shall, in each case, be deemed commercially reasonable.

     (e) Any cash proceeds of any disposition by the Administrative Agent of any of the Collateral shall be applied by the Administrative Agent to payment of Costs and Expenses, and thereafter to the payment of any and all of the Liabilities in such order of application as the Administrative Agent may from time to time elect, and thereafter any surplus will be paid to the applicable Debtor or as a court of competent jurisdiction shall direct. The Administrative Agent need not apply or pay over for application noncash proceeds of collection and enforcement unless (i) the failure to do so would be commercially unreasonable and (ii) the applicable Debtor has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

     7. General. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as any applicable Debtor requests in writing, but failure of the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Administrative Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by any Debtor, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

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     All notices and requests hereunder shall be in writing (including facsimile transmission) and shall be sent (i) if to the Administrative Agent, to its address shown on Schedule 14.3 to the Credit Agreement or such other address as it may, by written notice to the Borrower, have designated as its address for such purpose, and (ii) if to any Debtor, to its address shown on Schedule I hereto or to such other address as such Debtor may, by written notice to the Administrative Agent, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and receipt of such facsimile is confirmed; notices sent by mail shall be deemed to have been given five Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier shall be deemed to have been given when received.

     No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     If any of the Collateral shall be sold, transferred or otherwise disposed of by any Debtor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Debtor, shall execute and deliver to such Debtor all releases and other documents reasonably necessary for the release of Liens created hereby on such Collateral.

     This Agreement shall remain in full force and effect until all Liabilities have been paid in full (other than contingent indemnification liabilities not yet due and payable) and all Commitments have terminated. Upon any such termination, the Administrative Agent will, upon any Debtor’s request and at such Debtor’s sole expense, (i) deliver to such Debtor, without any representation, warranty or recourse of any kind whatsoever (other than there are no liens, security interests or encumbrances in favor of the Administrative Agent), all of such Debtor’s Collateral held by the Administrative Agent hereunder as shall not have been sold or otherwise applied pursuant to the terms hereof, and (ii) execute and deliver to such Debtor such documents, including UCC-3 terminations, as such Debtor shall reasonably request to evidence such termination and the release of the security interest granted hereby. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such Lender Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any Debtor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such Lender Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such Lender Party had not been made.

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     THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT 735 ILLINOIS COMPILED STATUTE §105/5-5) except to the extent that, pursuant to Illinois law, the perfection, the effect of perfection or nonperfection or the priority of any security interest granted hereunder may be determined in accordance with the laws of a different jurisdiction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     The rights and privileges of the Administrative Agent hereunder shall inure to the benefit of its successors and assigns.

     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. At any time after the date of this Agreement, one or more additional persons or entities may become parties hereto by executing and delivering to the Administrative Agent a counterpart of this Agreement (including supplements to the Schedules hereto). Immediately upon such execution and delivery (and without any further action), each such additional person or entity will become a party to, and will be bound by all the terms of, this Agreement.

     ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS OF ITS CHIEF EXECUTIVE OFFICE SET FORTH ON SCHEDULE I HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE ADMINISTRATIVE AGENT AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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     EACH OF EACH DEBTOR, THE ADMINISTRATIVE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH LENDER PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH DEBTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE LENDER PARTIES, ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

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13

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

THE MIDDLEBY CORPORATION
MIDDLEBY MARSHALL INC.
MIDDLEBY WORLDWIDE, INC.
BLODGETT HOLDINGS INC.
G.S. BLODGETT CORPORATION
PITCO FRIALATOR, INC.
MAGIKITCH'N INC.
CLOVERLEAF PROPERTIES, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

S-1

Signature page for the Security Agreement dated as of December 21, 2001 among The Middleby Corporation, Middleby Marshall Inc. (the “Borrower”), various subsidiaries of the Borrower and Bank of America, N.A., as Administrative Agent (as defined in the Credit Agreement dated as of December 21, 2001 among the Borrower and various other parties)

The undersigned is executing a counterpart hereof for purposes of becoming a party to the Security Agreement as of the date set forth below (and each of the undersigned has attached hereto supplements to the Schedules to the Security Agreement setting forth all information necessary to make the representations and warranties set forth in the Security Agreement with respect to such undersigned accurate as of the date set forth below)

[SUBSIDIARY] By: Name Printed: Title:

S-2

SCHEDULE I
TO SECURITY AGREEMENT

ORGANIZATIONAL INFORMATION

Debtor’s federal employment identification number:

Debtor’s state organizational identification number:

Debtor’s state of incorporation/organization:

Debtor’s true and correct name as registered in its state of incorporation/organization:

Debtor’s chief executive office:

Debtor’s principal place of business:

SCHEDULE II TO SECURITY AGREEMENT

ADDRESSES OF ALL LOCATIONS AT WHICH GOODS ARE LOCATED

SCHEDULE III TO SECURITY AGREEMENT

TRADE NAMES

SCHEDULE IV TO SECURITY AGREEMENT

LIST OF INTELLECTUAL PROPERTY